Exhibit 16.1
March 10, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.   20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Tesoro Corporation’s Form 8-K dated March 6, 2008, and have the following comments:
1.	We agree with the statements made in Item 4.01(a).

2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).
Yours truly,
/s/ DELOITTE & TOUCHE LLP
San Antonio, Texas